Exhibit 99.1

The Manitowoc Company, Inc.
P. O. Box 66 ◆ Manitowoc WI 54221-0066
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775
Internet: http://www.manitowoc.com

NEWS for Immediate Release

The Manitowoc Company Delivers
Another Quarter of Solid Performance

•    Second-quarter 2008 net sales totaled $1.3 billion, an increase of 28 percent from the second quarter of 2007

•    Second-quarter 2008 operating earnings increase 41 percent

•    Crane segment backlog climbs to $3.52 billion

•    Manitowoc generates $141 million in cash from operations for the current quarter, while EVA climbs 45 percent over the second quarter of 2007

•    Acquisition of Enodis plc continues on pace for an anticipated fourth-quarter 2008 close

•    Company raises midpoint of full-year diluted EPS guidance by 5 cents

MANITOWOC, Wis. – July 28, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) today reported financial results for the quarter ended June 30, 2008. For the quarter, each of the company’s business segments increased its operating earnings and margins, with higher efficiency and cost controls. Net sales totaled $1.3 billion, an increase of 28 percent from the second quarter of 2007, while second quarter earnings per diluted share were $1.01, compared with $0.76 in the corresponding 2007 period.  Earnings per share in the second quarter of 2008 included a $0.02 contribution from a special item; second-quarter 2007 earnings per share included several small one-time charges. Per share amounts for both periods reflect the two-for-one stock split on September 10, 2007.

 “The Manitowoc Company’s strong second-quarter performance continued to confirm the effectiveness of our long-term strategies as our businesses took advantage of end market opportunities while managing rising material costs and changes in the global marketplace,” said Glen E. Tellock, Manitowoc’s president and chief executive officer. “Manitowoc’s Crane segment confirmed its standing as the global leader in innovative lifting solutions by the broad-based demand for its cranes in energy and infrastructure applications around the world. Our Foodservice segment’s strong sales in global markets helped offset softer U.S. sales which were affected by slower restaurant expansion. Additionally, our Marine segment reported stronger earnings due to the higher levels of efficiency they have been achieving from its solid construction portfolio of repeat commercial projects.”

Business Segment Results

Second-quarter 2008 net sales in the Crane segment increased 32 percent to $1.06 billion, compared with $805.1 million in the second quarter of 2007. Operating earnings of $167.0 million were 39 percent higher than the second quarter of 2007 in spite of rising material costs and delays in delivering products to areas of China affected by earthquakes and related natural disasters. Crane margins increased 80 basis points to 15.7 percent from the same period in 2007 due primarily to improved volumes and product mix.

“The value of the globalization of our crane business was particularly evident during the second quarter as international activity generated strong sales and earnings growth,” Tellock said.  “Crane backlog, as of June 30, 2008, stood at $3.52 billion—an increase of 70 percent over the same period in 2007. The increase reflected higher demand in each geographic region as well as for aftermarket parts and services.  It also indicated continued demand for our high-capacity crawler, tower, and mobile cranes driven by unabated strength in our global infrastructure and energy markets,” he said.

In the Foodservice segment, second-quarter net sales of $127.3 million decreased 0.5 percent from the same quarter in 2007.  In contrast, operating earnings were $22.9 million, an increase of 2 percent over the second quarter of 2007.  In spite of lower sales and cooler weather that lessened the demand for replacement equipment, the segment increased its margins from 17.4 percent in the second quarter of 2007 to 18 percent in the 2008 period. “Foodservice posted solid results despite declining consumer spending and lower restaurant traffic,” Tellock added. “The segment also worked to minimize the impact of these larger economic factors by controlling expenses and optimizing production efficiencies.”

On the last day of the quarter, Manitowoc was notified that it was the successful bidder in the auction process related to the acquisition of Enodis.  Assuming its successful completion, the acquisition will transform Manitowoc’s Foodservice segment into a full-service provider of commercial food preparation solutions, will increase its global manufacturing and marketing capabilities, and will enable it to pursue new opportunities for profitable growth.

“We are pleased with the progress concerning our acquisition of Enodis, which we still expect to close during the fourth quarter after a successful regulatory review in the U.S. and other jurisdictions.  The addition of Enodis and its team of talented employees, along with its exceptional research and product development assets, will make Manitowoc one of the world’s leading foodservice equipment makers and position us for growth in a dynamic global industry,” Tellock said.

The Marine segment’s net sales for the second quarter were $114.2 million, an increase of 34 percent from the second quarter of 2007.  Operating earnings more than doubled to $17.7 million from the corresponding quarter’s $8.5 million, reflecting higher levels of efficiency in commercial shipbuilding operations and a one-time positive adjustment of $4.3 million related to changes to an existing contract, which resulted in a forfeited customer deposit.

“The Marine segment continued to perform exceptionally well, as demonstrated through its improved efficiency which led to higher margins during the latest quarter,” Tellock explained.  “In addition, the segment is well positioned and is in the running for a number of military and commercial contracts, several of which are expected to be awarded during the second half of 2008.”

Strategic Priorities

“Manitowoc’s ability to achieve profitable growth and create shareholder value through its diverse global business demonstrates the effectiveness of our long-term strategic priorities.  Our attention to these priorities, along with prudent management practices, enables our operating segments to take full advantage of opportunities while effectively addressing the changes and challenges that are inevitable in a cyclical, international marketplace,” Tellock observed.

Growth: Assuming its successful completion, the acquisition of Enodis will broaden Manitowoc’s blend of global businesses and enable the company to increase its participation in the growing foodservice industry by becoming a full-service provider of commercial kitchen equipment. The acquisition will also position us as a leader in a fragmented industry and create future growth opportunities. When Enodis and Manitowoc are integrated, the Foodservice segment is expected to generate 36 percent of our total revenues, compared with 11 percent today. We intend to implement the same geographic and product expansion strategies with this acquisition that were so successful in the Crane segment.

Innovate: The combined Manitowoc and Enodis product development capabilities are expected to result in innovative offerings to foodservice customers throughout the world.  Enodis products are either number one or number two in their markets, which should provide a solid platform for growth of our Foodservice segment. Enodis brings with it a world-class product development center in Tampa, Florida, which we look forward to becoming the driving force behind new products and services for our combined Foodservice business.

Customer Focus: With the anticipated addition of Enodis to Manitowoc’s Foodservice segment, we should enjoy a new dimension of customer relationships.  By offering cooking, refrigeration, preparation, beverage, display, and washing solutions across the entire kitchen, we will be able to form closer partnerships with our customers as they develop new menu options, enter new global markets, and serve an expanded range of food and cultural preferences.  With our history of innovative product development, we are excited at the long-term global growth potential for this important and growing segment of our enterprise.

Excellence in Operations: During the second quarter, Manitowoc’s management team faced a variety of challenges, including unprecedented increases in steel, copper, and other materials, coupled with rising transportation and energy costs. Nonetheless, each segment has demonstrated skill and discipline in controlling its costs, managing prices, and achieving greater efficiency in all aspects of the segment’s business. This skill was reflected in the solid operating margins generated in each of our three business segments during the quarter.

People and Organizational Development: We support our aggressive growth plans and strategies with programs that assist our employees in their careers, helping to enable us to attract what we believe to be the “best and the brightest” to our company. We recently completed a global engagement survey which provided valuable insights and feedback from our employees about many aspects of our business. The data from this survey will play a key role in shaping our company for the future.

Aftermarket Support: Just as our Crane Care operation has distinguished and differentiated Manitowoc’s Crane segment, we anticipate that the combination of the Manitowoc and Enodis dealer and distributor networks will make Manitowoc the preferred supplier of foodservice equipment and enable us to build deeper relationships with global customers.

Create Value:  The success of our three business segments is driving improved economic value (EVA®) for our shareholders. During the second quarter of 2008, we generated cash flow from operations in excess of $140 million, supporting our expectation that we will increase EVA by more than $90 million in 2008, excluding any effects of the Enodis acquisition.

Earnings Guidance

“Based on our current visibility, we are raising the bottom-end of our guidance from $3.20 to $3.30 per diluted share and are affirming the top-end of our guidance of $3.40 per diluted share. This guidance excludes the two-cent contribution from special items in the second quarter, any unusual items, and any effects from the acquisition of Enodis,” said Tellock. “The company continues to see brisk global demand for its mobile telescopic, crawler, and high-capacity tower cranes; however, we are noticing slower demand for lower capacity tower cranes in western Europe.  We expect to realize better-than-industry growth with Foodservice revenue increases in the mid-single-digits range and improving margins in the mid-teens,” he said. Tellock also noted that the company is closely monitoring and managing the impact of higher steel and commodity costs across each of its businesses.

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, expect per share data):

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Net earnings	$133.9	$97.5	$236.6	$161.5
Special items, net of tax (at statutory rate):
Marine forfeited customer deposit	(2.8)	—	(2.8)	—
Gain on sale of product line	—	(2.2)	—	(2.2)
Pension settlement	—	3.4	—	3.4
Hedge settlement gain	—	(1.8)	—	(1.8)
Earnings from operations before special items	$131.1	$96.9	$233.8	$160.9

Diluted earnings per share	$1.01	$0.76	$1.79	$1.27
Special items, net of tax (at statutory rate):
Marine forfeited customer deposit	(0.02)	—	(0.02)	—
Gain on sale of product line	—	(0.02)	—	(0.02)
Pension settlement	—	0.03	—	0.03
Hedge settlement	—	(0.01)	—	(0.01)
Diluted earnings per share from operations before special items	$0.99	$0.76	$1.77	$1.26

Earnings Conference Call

On July 29, 2008 at 10:00 a.m. ET (9:00 CT), Manitowoc senior management will discuss its quarterly results during an investor conference call.  All interested parties may listen to the live conference call via the Internet.

About the Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks.  As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry.  In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances.  Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, and words of similar import.  By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results and developments to differ materially include, among others:

—            unanticipated changes in revenues, margins, costs, and capital expenditures;

—            issues associated with new product introductions;

—            matters impacting the successful and timely implementation of ERP systems;

—            foreign currency fluctuations;

—            increased raw material prices;

—            unexpected issues associated with the availability of local suppliers and skilled labor;

—            unanticipated changes in consumer spending;

—            unanticipated changes in global demand for high capacity lifting equipment;

—            the risks associated with growth;

—            geographic factors and political and economic risks;

—            actions of competitors;

—            changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;

—            the state of financial and credit markets;

—            unanticipated issues associated with refresh/renovation plans by national restaurant accounts;

—            efficiencies and capacity utilization of facilities;

—            issues related to new facilities and expansion of existing facilities;

—            work stoppages, labor negotiations, and labor rates;

—            award of military and commercial ship and barge construction contracts;

—            government approval and funding of projects;

—            the ability of our customers to receive financing;

—            the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;

—            in connection with proposed acquisition of Enodis plc, the ability to complete and appropriately and timely integrate the proposed acquisition, the expected timing and conditions precedent, unanticipated issues associated with the satisfaction of conditions precedent and obtaining regulatory approvals, the terms and conditions of any regulatory approvals, anticipated earnings enhancements, estimated cost savings and other synergies and the anticipated timing to realize those savings and synergies, estimated costs to be incurred in completing the proposed acquisition and in achieving synergies, potential divestitures and other strategic options; and

—            risks and other factors cited in the company’s  filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.  Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Six Months Ended June 30, 2008 and 2007

(In millions, except share and per-share data)

INCOME STATEMENT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$1,305.3	$1,018.6	$2,382.2	$1,880.7
Cost of sales	993.9	778.6	1,811.3	1,445.3
Gross profit	311.4	240.0	570.9	435.4
Engineering, selling and administrative expenses	116.8	100.6	231.7	194.4
Gain on sale of parts line	—	(3.3)	—	(3.3)
Pension settlements	—	5.2	—	5.2
Amortization expense	1.6	1.0	3.5	1.9
Operating earnings	193.0	136.5	335.7	237.2
Interest expense	(7.3)	(9.8)	(14.0)	(18.9)
Other income - net	0.7	5.0	8.1	4.9
Earnings from operations before taxes on income and minority interest	186.4	131.7	329.8	223.2
Provision for taxes on income	52.6	34.2	93.3	61.7
Earnings from operations before minority interest	133.8	97.5	236.5	161.5
Minority interest, net of income taxes	(0.1)	—	(0.1)	—

NET EARNINGS	$133.9	$97.5	$236.6	$161.5

EARNINGS PER COMMON SHARE:
Basic earnings per share	$1.03	$0.78	$1.82	$1.30
Diluted earnings per share	1.01	0.76	1.79	1.27

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	129,904	124,824	129,737	124,438
Average Shares Outstanding - Diluted	132,049	127,650	131,914	127,214

SEGMENT SUMMARY

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales from operations:
Cranes and related products	$1,063.8	$805.1	$1,948.2	$1,488.0
Foodservice equipment	127.3	128.0	231.4	224.9
Marine	114.2	85.5	202.6	167.8
Total	$1,305.3	$1,018.6	$2,382.2	$1,880.7
Operating earnings (loss) before taxes and minority interest:
Cranes and related products	$167.0	$120.2	$301.6	$216.4
Foodservice equipment	22.9	22.4	35.2	33.3
Marine	17.7	8.5	27.9	14.0
General corporate expense	(13.0)	(11.7)	(25.5)	(22.7)
Gain on sale of parts line	—	3.3	—	3.3
Pension settlements	—	(5.2)	—	(5.2)
Amortization	(1.6)	(1.0)	(3.5)	(1.9)
Total	$193.0	$136.5	$335.7	$237.2

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Six Months Ended June 30, 2008 and 2007

(In millions)

BALANCE SHEET

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and temporary investments	$418.6	$366.4
Accounts receivable - net	504.5	427.1
Inventories - net	829.5	597.7
Other current assets	162.2	184.4
Total current assets	1,914.8	1,575.6

Property, plant and equipment - net	560.1	489.5
Intangible assets - net	756.0	719.4
Other long-term assets	96.0	84.2
TOTAL ASSETS	$3,326.9	$2,868.7

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,023.6	$945.5
Short-term borrowings	36.9	13.1
Product warranties	85.9	81.3
Customer advances	61.8	—
Product liabilities	34.6	34.7
Total current liabilities	1,242.8	1,074.6

Long-term debt	205.0	217.5
Other non-current liabilities	237.9	226.7
Stockholders’ equity	1,641.2	1,349.9
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,326.9	$2,868.7

CASH FLOW SUMMARY

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net earnings	$133.9	$97.5	$236.6	$161.5
Non-cash adjustments	15.3	13.3	49.8	21.4
Changes in operating assets and liabilities	(8.4)	(96.8)	(131.9)	(209.2)
Net cash provided by (used for) operating activities	140.8	14.0	154.5	(26.3)
Business acquisitions, net of cash acquired	(18.0)	—	(18.1)	(15.9)
Capital expenditures	(37.8)	(20.2)	(65.9)	(30.8)
Restricted cash	—	(0.2)	10.2	(0.4)
Proceeds from sale of fixed assets	0.6	2.5	3.1	5.2
Proceeds from the sale of parts line	—	4.9	—	4.9
Proceeds (payments) on borrowings - net	(5.2)	(29.8)	(28.3)	0.7
Proceeds (payments) from receivable financing - net	(1.1)	—	(2.8)	(2.4)
Dividends paid	(2.6)	(2.2)	(5.2)	(4.4)
Stock options exercised	4.2	15.8	7.7	18.6
Debt issuance costs	(13.4)	—	(13.4)	—
Effect of exchange rate changes on cash	0.9	1.5	10.4	3.3
Net increase (decrease) in cash & temporary investments	$68.4	$(13.7)	$52.2	$(47.5)